Exhibit 6.3

20/20 GENESYSTEMS, INC.

2022 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE.

The purpose of the Plan is to offer selected Employees, Consultants and Outside Directors the opportunity to acquire equity in the Company through grants of Options (which may constitute ISOs or NSOs) and Restricted Awards.

SECTION 2. DEFINITIONS.

“Award” means any right granted under the Plan, including Options and Restricted Awards.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Change in Control” shall mean the occurrence of any of the following events:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholder of the Company approve a plan of complete liquidation of the Company; or

(c) Any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

The term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock.

Notwithstanding the foregoing, the term “Change in Control” shall not include (a) a transaction the sole purpose of which is to change the state of the Company’s incorporation, (b) a transaction the sole purpose of which is to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, (c) a transaction the sole purpose of which is to make an initial public offering of the Company’s Common Stock or (d) any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the committee designated by the Board, which is authorized to administer the Plan, as described in Section 3 hereof.

“Common Stock” shall mean the common stock, $0.01 par value, of the Company.

“Company” shall mean 20/20 GeneSystems, Inc., a Delaware corporation.

“Consultant” shall mean a consultant or advisor who is not an Employee or Outside Director and who performs bona fide services for the Company, a Parent or Subsidiary.

“Disability” shall mean a condition that renders an individual unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment.

“Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary and who is an “employee” within the meaning of section 3401(c) of the Code and regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exercise Price” shall mean the amount for which one Share may be purchased upon the exercise of an Option, as specified in a Stock Option Agreement.

“Fair Market Value” means, with respect to a Share, the market price of one Share of Common Stock, determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

“ISO” shall mean an incentive stock option described in section 422(b) of the Code.

“NSO” shall mean a stock option that is not an ISO.

“Option” shall mean an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

“Outside Director” shall mean a member of the Board of the Company, a Parent or a Subsidiary who is not an Employee.

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

“Participant” means an eligible Employee, Consultant or Outside Director to whom an Award is granted pursuant to the Plan.

“Plan” shall mean this 20/20 GeneSystems, Inc. 2022 Stock Incentive Plan.

“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option).

“Restricted Award” means any Award granted pursuant to Section 6.1.

“Restricted Stock Award Agreement” shall mean the agreement between the Company and a Participant that contains the terms, conditions and restrictions pertaining to the Participant’s Restricted Award.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service as an Employee, a Consultant or an Outside Director, subject to such further limitations as may be set forth in the applicable Stock Option Agreement or Restricted Stock Award Agreement. Service shall be deemed to continue during a bona fide leave of absence approved by the Company in writing if and to the extent that continued crediting of Service for purposes of the Plan is expressly required by the terms of such leave or by applicable law, as determined by the Company. However, for purposes of determining whether an Option is entitled to ISO status, and to the extent required under the Code, an Employee’s employment will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract or such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

“Share” shall mean one share of Common Stock, as adjusted in accordance with Section 9 (if applicable).

“Stock Option Agreement” shall mean the agreement between the Company and a Participant which contains the terms, conditions and restrictions pertaining to the Participant’s Option.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

“Ten-Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership for purposes herein, the attribution rules of section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

3.1 General Rule. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan and the provisions of Section 409A of the Code, the Committee’s charter and applicable laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a) to construe and interpret the Plan and apply its provisions;

(b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d) to determine when Awards are to be granted under the Plan;

(e) from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(f) to determine the number of Shares to be made subject to each Award;

(g) to determine whether each Option is to be an ISO or an NSO;

(h) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Stock Option Agreement or Restricted Stock Award Agreement relating to such grant;

(i) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(j) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(k) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

3.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

SECTION 4. ELIGIBILITY.

Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of NSOs or Restricted Awards.

SECTION 5. STOCK SUBJECT TO PLAN.

5.1 Share Limit. Subject to Sections 5.2 and 9, the aggregate number of Shares which may be issued under the Plan shall not exceed 3,000,000 Shares. The number of Shares which are subject to Options or Restricted Awards outstanding at any time shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares.

5.2 Additional Shares. In the event that any outstanding Option or Restricted Award is canceled for any reason, the Shares allocable to the unexercised portion of such Option or other right shall remain available for issuance pursuant to the Plan. If a Share previously issued under the Plan is reacquired by the Company pursuant to a forfeiture provision, then such Share shall again become available for issuance under the Plan.

SECTION 6. RESTRICTED AWARDS.

6.1 General. A Restricted Award is an Award of actual Shares of Common Stock (“Restricted Stock”) having a value equal to the Fair Market Value of an identical number of Shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by a Restricted Stock Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 6.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Restricted Stock Award Agreement.

6.2 Restricted Stock. Each Participant granted Restricted Stock shall execute and deliver to the Company a Restricted Stock Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (a) an escrow agreement satisfactory to the Committee, if applicable, and (b) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular Share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such Share and, if such Share is forfeited, the Participant shall have no right to such dividends.

6.3 Restrictions. Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the Restricted Stock Award Agreement: (a) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (b) the Shares shall be subject to the restrictions on transferability set forth in the Restricted Stock Award Agreement; (c) the Shares shall be subject to forfeiture to the extent provided in the applicable Restricted Stock Award Agreement; and (D) to the extent such Shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a stockholder with respect to such Shares shall terminate without further obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date the Restricted Award is granted, such action is appropriate.

6.4 Restricted Period. The Restricted Period shall commence on the date of grant and end at the time or times set forth on a schedule established by the Committee in the Restricted Stock Award Agreement. No Restricted Award may be granted or settled for a fraction of a Share. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Restricted Stock Award Agreement upon the occurrence of a specified event, provided such acceleration is consistent with the provisions of Section 409A of the Code.

6.5 Delivery of Restricted Stock. Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock, the restrictions set forth in Section 6.3 and the applicable Restricted Stock Award Agreement shall be of no further force or effect with respect to such Shares, except as set forth in the applicable Restricted Stock Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the Shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

6.6 Legends. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

SECTION 7. STOCK OPTIONS.

7.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions imposed by the Committee, as set forth in the Stock Option Agreement, which are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

7.2 Number of Shares; Kind of Option. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall specify whether the Option is intended to be an ISO or an NSO.

7.3 Exercise Price. Each Stock Option Agreement shall set forth the Exercise Price, which shall be payable in a form described in Section 8. Subject to the following requirements, the Exercise Price under any Option shall be determined by the Committee in its sole discretion:

(a) Minimum Exercise Price for ISOs. The Exercise Price per Share of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the Exercise Price per Share of an ISO granted to a Ten-Percent Stockholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant.

(b) Minimum Exercise Price for NSOs. The Exercise Price per Share of an NSO shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

7.4 Term. Each Stock Option Agreement shall specify the term of the Option. The term of an Option shall in no event exceed ten (10) years from the date of grant. The term of an ISO granted to a Ten-Percent Stockholder shall not exceed five (5) years from the date of grant. Subject to the foregoing, the Committee in its sole discretion shall determine when an Option shall expire.

7.5 Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable; provided, however, that no Option shall be exercisable unless the Participant has delivered to the Company an executed copy of the Stock Option Agreement. Subject to the following restrictions, the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and may, in its discretion, provide for accelerated exercisability in the event of a Change in Control or other events.

7.6 Repurchase Rights and Transfer Restrictions. Shares purchased on exercise of Options shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, subject to the requirements of Section 10. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions otherwise applicable to holders of Shares generally.

7.7 Transferability of Options. During a Participant’s lifetime, his or her Options shall be exercisable only by the Participant or by the Participant’s guardian or legal representatives, and shall not be transferable other than by beneficiary designation, will or the laws of descent and distribution. Notwithstanding the foregoing, however, to the extent permitted by the Committee in its sole discretion, an NSO may be transferred by the Participant to a revocable trust or to one or more family members or a trust established for the benefit of the Participant and/or one or more family members to the extent permitted Rule 701 of the Securities Act and applicable state securities laws.

7.8 Exercise of Options on Termination of Service. Each Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service. Each Stock Option Agreement shall provide the Participant with the right to exercise the Option following the Participant’s termination of Service during the Option term, to the extent the Option was exercisable for vested Shares upon termination of Service, for at least thirty (30) days if termination of Service is due to any reason other than cause, death or Disability, and for at least six (6) months after termination of Service if due to death or Disability (but in no event later than the expiration of the Option term). If the Participant’s Service is terminated for cause, the Stock Option Agreement may provide that the Participant’s right to exercise the Option terminates immediately on the effective date of the Participant’s termination. To the extent the Option was not exercisable for vested Shares upon termination of Service, the Option shall terminate when the Participant’s Service terminates. Subject to the foregoing, such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

7.9 No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Shares covered by the Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of the Option. No adjustments shall be made, except as provided in Section 9.

7.10 Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair his or her rights or increase the Participant’s obligations under such Option.

SECTION 8. PAYMENT.

8.1 General. The entire Exercise Price of Options issued under the Plan shall be payable in cash, cash equivalents or one of the other forms provided in this Section.

8.2 Surrender of Stock. To the extent permitted by the Committee in its sole discretion, payment may be made in whole or in part by surrendering (in good form for transfer), or attesting to ownership of, Shares which have already been owned by the Participant; provided, however, that payment may not be made in such form if such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be valued at their Fair Market Value on the date of Option exercise.

8.3 Promissory Notes. To the extent permitted by the Committee in its sole discretion, payment may be made in whole or in part with a full-recourse promissory note executed by the Participant. The interest rate payable under the promissory note shall not be less than the minimum rate required to avoid the imputation of income for U.S. federal income tax purposes. Shares shall be pledged as security for payment of the principal amount of the promissory note, and interest thereon; provided that if the Participant is a Consultant, such note must be collateralized with such additional security to the extent required by applicable laws. In no event shall the stock certificate(s) representing such Shares be released to the Participant until such note is paid in full. Subject to the foregoing, the Committee shall determine the term, interest rate and other provisions of the note.

8.4 Exercise/Sale. To the extent permitted by the Committee in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.5 Exercise/Pledge. To the extent permitted by the Committee in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.6 Other Forms of Payment. To the extent permitted by the Committee in its sole discretion, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

SECTION 9. ADJUSTMENTS.

9.1 General. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Common Stock, a combination or consolidation of the outstanding Common Stock into a lesser number of Shares, a recapitalization, a spin-off, a reclassification, or a similar occurrence, the Committee shall make equitable adjustments to the following: (a) the number of Shares available for future awards under Section 5; (b) the number of Shares covered by each outstanding Option; and (c) the Exercise Price under each outstanding Option.

9.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3 Mergers and Consolidations. In the event that the Company is a party to a merger or other consolidation, or in the event of a transaction providing for the sale of all or substantially all of the Company’s stock or assets, outstanding Options shall be subject to the agreement of merger, consolidation or sale. Such agreement may provide for one or more of the following: (a) the continuation of the outstanding Options by the Company, if the Company is a surviving corporation; (b) the assumption of the Plan and outstanding Options by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding Options; (d) immediate exercisability of such outstanding Options followed by the cancellation of such Options; or (e) settlement of the intrinsic value of the outstanding Options (whether or not then exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Options or the underlying Shares) followed by the cancellation of such Options; in each case without the Participant’s consent.

9.4 Reservation of Rights. Except as provided in this Section 9, a Participant or offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10. REPURCHASE RIGHTS.

The Company shall have the right to repurchase Shares that have been acquired through a Restricted Award or exercise of an Option upon termination of the Participant’s Service if provided in the applicable Restricted Stock Award Agreement or Stock Option Agreement. The Committee in its sole discretion shall determine when the right to repurchase shall lapse as to all or any portion of the Shares, and may, in its discretion, provide for accelerated vesting in the event of a Change in Control or other events; provided, however, that the right to repurchase shall lapse as to all of the Shares issued to an Outside Director for service as an Outside Director in the event of a Change in Control.

SECTION 11. WITHHOLDING AND OTHER TAXES.

11.1 General. A Participant or his or her successor shall pay, or make arrangements satisfactory to the Committee for the satisfaction of, any federal, state, local or foreign withholding tax obligations that may arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

11.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that would otherwise would be issued to him or her upon exercise of an Option, or by surrendering all or a portion of any Shares that he or she previously acquired; provided, however, that in no event may a Participant surrender Shares in excess of the legally required withholding amount based on the minimum statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of any federal or state regulatory body or other authority. All elections by Participants to have Shares withheld for this purpose shall be made in such form and under such conditions as the Committee may deem necessary or advisable.

11.3 Cashless Exercise/Pledge. The Committee may provide that if Shares are publicly traded at the time of exercise, arrangements may be made to meet the Participant’s withholding obligation by cashless exercise or pledge.

11.4 Other Forms of Payment. The Committee may permit such other means of tax withholding as it deems appropriate.

11.5 Employer Fringe Benefit Taxes. To the extent permitted by applicable federal, state, local and foreign law, a Participant shall be liable for any fringe benefit tax that may be payable by the Company and/or the Participant’s employer in connection with any award granted to the Participant under the Plan, which the Company and/or employer may collect by any reasonable method established by the Company and/or employer.

SECTION 12. SECURITIES LAW REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be listed.

SECTION 13. NO RETENTION RIGHTS.

No provision of the Plan, or any right or Option granted under the Plan, shall be construed to give any Participant any right to become an Employee, to be treated as an Employee, or to continue in Service for any period of time, or restrict in any way the rights of the Company (or Parent or subsidiary to whom the Participant provides Service), which rights are expressly reserved, to terminate the Service of such person at any time and for any reason, with or without cause, without thereby incurring any liability to him or her.

SECTION 14. DURATION AND AMENDMENTS.

14.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s stockholders. In the event that the stockholders fail to approve the Plan within twelve (12) months after its adoption by the Board, any grants, exercises or sales that have already occurred under the Plan shall be rescinded, and no additional grants, exercises or sales shall be made under the Plan after such date. The Plan shall terminate automatically ten (10) years after its adoption by the Board. The Plan may be terminated on any earlier date pursuant to Section 14.2 below.

14.2 Right to Amend or Terminate the Plan. The Board may amend, suspend, or terminate the Plan at any time and for any reason. An amendment of the Plan shall not be subject to the approval of the Company’s stockholders unless it (a) increases the number of Shares available for issuance under the Plan (except as provided in Section 9) or (b) materially changes the class of persons who are eligible for the grants of Awards under the Plan.

14.3 Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Option previously granted under the Plan without the holder’s consent.

To record the adoption of the Plan by the Board on January 26, 2022, effective on such date, the Company has caused its authorized officer to execute the same.

20/20 GeneSystems, Inc.

By:	/s/ Jonathan Cohen
Name:	Jonathan Cohen
Title:	Chief Executive Officer